DEREK RESOURCES CORPORATION
Suite 1550, 355 Burrard Street
Vancouver, B.C. V6C 2G8

Telephone: (604) 331-1757
Fax: (604) 669-5193

July 31, 2003

B.C. Securities Commission

Executive Director

P.O. Box 10142, Pacific Centre, 701 West Georgia Street

Vancouver, B.C.  V7Y 1L2

Dear Sirs:

RE: DEREK RESOURCES CORPORATION
MAILING ON SEPTEMBER 29, 2003
QUARTERLY FINANCIAL STATEMENTS FOR THE PERIOD ENDING JULY 31, 2003

We confirm that on the above date, the material issued  was forwarded by mail to all the persons on the Supplementary Mailing List obtained by the transfer agent Computershare Trust Company of Canada.

Yours truly,

DEREK RESOURCES CORPORATION.

“Greg Amor. C.A.”

Greg Amor, C.A. Controller

C:\Marshall's Docs\Derek\confirmJan2003.doc